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Filed Pursuant to
Rule 424(b)3
Registration No. 333-012592

Information contained in this prospectus supplement is subject to completion or amendment. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

PROSPECTUS SUPPLEMENT, SUBJECT TO COMPLETION DATED FEBRUARY 9, 2009

(To Prospectus dated November 18, 2008)

Unilever Capital Corporation

$            % Senior Notes due 2014
$            % Senior Notes due 2019

Payment of Principal, Premium, if any, and Interest Guaranteed Jointly, Severally, Fully and Unconditionally by

Unilever N.V., Unilever PLC
and Unilever United States, Inc.

        Unilever Capital Corporation will pay interest on the Notes on                        and                         of each year, commencing                        . The Notes will be issued only in denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

        Unilever Capital Corporation may redeem the Notes in whole or in part at any time at the redemption prices described in this prospectus supplement plus accrued interest. See "Description of the Notes."

        See "Risk Factors" beginning on page S-3 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the Notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2014 Note	Total	Per 2019 Note	Total
Public Offering Price	%	$	%	$
Underwriting Discount(1)%		$	%	$
Proceeds to Unilever Capital Corporation	%	$	%	$

(1)
See "Underwriting."

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from                        , 2009 and must be paid by the purchaser if the Notes are delivered after                        , 2009.

        The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on                        , 2009.

Joint Bookrunners

Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

Prospectus Supplement dated                        , 2009.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

Risk Factors	S-3
About This Prospectus Supplement	S-5
Where You Can Find More Information About Us	S-6
Exchange Rates	S-8
Forward-Looking and Cautionary Statements	S-8
Unilever Group	S-9
Capitalization	S-13
Selected Financial Data	S-14
Use of Proceeds	S-15
Description Of The Notes	S-15
Taxation	S-20
Underwriting	S-25
Legal Matters	S-28
Prospectus
Enforcement of Civil Liabilities Against Foreign Persons	i
Where You Can Find More Information About Us	1
Unilever Group	2
Unilever Capital Corporation	3
Unilever United States, Inc.	4
Ratios of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of Debt Securities and Guarantees	5
Plan of Distribution	16
Legal Matters	17
Experts	17

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement.

        The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe to or purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

        Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus as "Unilever," the "Unilever Group," "we," "us" or the "Group." For such purposes "group companies" means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with The Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.

        In this prospectus references to "$," "US$," "US dollars" and "United States dollars" are to the lawful currency of the United States of America, references to "£," "p" and "pounds sterling" are to the lawful currency of the United Kingdom and references to "€" and "euro" are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

 RISK FACTORS

        Risks and uncertainties that could cause actual results to vary from those described in this document, or that could impact on our ability to meet our published targets, are identified below. This list is not intended to be exhaustive and there may be other risks and uncertainties that are not mentioned below that could impact our ability to meet published targets.

The economic slowdown has adversely impacted consumer markets and resulted in a reduction in consumer spending. If we are unable to remain competitive in these changing markets, our profits, profit margins and revenues may be adversely affected.

        The unprecedented economic slowdown and turmoil in the global economies has adversely impacted consumer markets. These have resulted, and may continue to result, in a reduction in consumer spending in Unilever's markets. Unilever's business is dependent on the continued consumer demand for our products and reduced consumer wealth may result in our consumers becoming unwilling or unable to purchase our products. In view of the current economic slowdown, the need to offer consumers a superior value proposition will become more acute. In the event we are unable to remain competitive, our profits, profit margins and revenues may be adversely affected.

        We have a number of large global brands and any adverse event affecting consumer confidence or continuity of supply of such a brand could have an adverse impact in many of our markets. As the carrying value of intangible assets associated with some of our brands is significant, and depends on the future success of those brands, there remains a risk that events, such as a reduction in consumer demand affecting one or more of our global brands, could potentially impair the value of those brands.

        Our sales growth depends in large part on our ability to generate and implement a stream of consumer relevant improvements to our products. The contribution of innovation is affected by the level of funding that can be made available, the technical capability of the research and development functions, and the success of operating management in rolling out quickly the resulting improvements. If we fail or are otherwise unable to deliver these, it may have an adverse impact on our sales growth.

Increasing competitive pressures and consolidation of customers could adversely impact our rate of sales growth and profit margins.

        We face competition in each of the product segments that we operate in from other multinational companies, as well as from local and regional companies. Competitive forces may reduce our market shares and/or margins. The increasingly competitive environment, further consolidation among retailers and the continued growth of discounters could adversely impact our rate of sales growth and our profit margins.

        Maintaining our competitive position against the backdrop of uncertain markets will require us to closely monitor prices and the value that we offer to our consumers. If we fail or are otherwise unable to adapt our strategies or reallocate our resources in a timely manner in response to any changes in our markets, our competitiveness and relationships with our customers may be adversely affected.

Our global operations expose us to changes in liquidity, interest rates, currency exchange rates, pensions and taxation, which may have a negative impact on our business.

        By virtue of its global operations, Unilever's asset values, earnings and cash flows are influenced by a wide variety of currencies, interest rates, tax jurisdictions and differing taxes.

        Unilever may be unable to effectively manage its various exposures in the future, or provide sufficient liquidity for its operations on an ongoing basis, whether through access to credit markets, commercial paper programmes, long-term bond issuances or otherwise. A significant shortfall in cash flow could undermine our credit rating, impair investor confidence and limit our ability to raise funds.

        We are exposed to interest rate fluctuations on our borrowings and need to achieve an optimal balance between fixed and floating rates. These rates are susceptible to market fluctuations and volatility, and our inability to manage this effectively may impact our cash flows and profits.

        The relative value of currencies can fluctuate widely and could have a significant impact on our assets, cash flows and profits. Increases in benchmark interest rates could increase the interest cost of our debt and increase the cost of future borrowings, thereby diminishing our ability to borrow at competitive rates.

        Certain portions of Unilever's businesses have defined benefit pension plans. Falling interest rates and market values on investments coupled with increasing life expectancy may result in the cost of funding these schemes increasing substantially.

        In the current economic climate, we also face significant counterparty risk from suppliers, customers and banks.

        In view of the current economic climate and deteriorating government deficit positions, tax legislation in the regions that we operate may be subject to change, which may have an adverse effect on our profits.

We derive significant revenues from Developing and Emerging (D&E) Markets. These markets are typically more volatile than developed markets, and any adverse social, political or economic developments in these markets could adversely affect our business.

        Unilever has significant international operations. As a result, it is continually exposed to changing economic, political, social developments outside its control, any of which could adversely affect Unilever's business. While Unilever's diverse geographical spread helps to ensure it is not reliant on a single country or region, it also simultaneously exposes it to the full range of risks related with international operations. During 2008, nearly half of our business came from D&E markets.

Input costs are subject to fluctuation, and we are reliant on suppliers and global supply chains as a means of producing and supplying our products.

        Our ability to make our products is dependent on obtaining adequate supplies of our raw materials in a timely manner. The price of key raw materials and packaging goods fluctuate and are heavily impacted by global economic conditions. These prices could fluctuate significantly and have an impact on our cost competitiveness, turnover, margins and cash flows. Our business success depends in part on our ability to achieve such cost efficiencies.

        Additionally, we are dependent on suppliers and global supply chains as a means of producing and supplying our products. As a result of our reliance on these global supply chains, we are exposed to additional risks of changes in local legal and regulatory schemes, labour shortages and disruptions and environmental and industrial incidents. If we fail to actively monitor our suppliers and supply chain or effectively perform supplier counter party risk analysis in a timely manner, we may be unable to effectively respond to adverse events occurring with respect to our suppliers and global supply chains. A failure in this regard could harm our reputation and brands as well as adversely affecting our revenues, profit margins and cash flow.

Our industry is subject to focus on social and environmental issues, including sustainable development, product safety and renewable sources. If we fail to comply with applicable standards or meet expectations with respect to these issues, our reputation could be damaged and our businesses adversely affected.

        Unilever operates in an industry in which there is focus over social and environmental issues, including sustainable development and utilisation of renewable sources. Additionally, the Unilever brand on our products increases our exposure and should we fail to meet high product safety, social, environmental and ethical standards in all our operations and activities, Unilever's corporate reputation could be damaged, leading to the rejection of our products by consumers, damage to our brands and diversion of management time into rebuilding our reputation.

Our recent restructuring initiative involves significant changes to our organisation. If we are unable to successfully implement these changes in a timely manner, we may not realise the expected benefits from the restructuring.

        In recent years Unilever has launched Group-wide restructuring programs to help simplify our organisational structure, rationalise employee numbers, leverage common platforms and outsource business processes where appropriate. The continuing implementation of these programs will require significant effort and attention from our management and employees to complete it in the timeframe anticipated and to achieve the anticipated cost savings. In the event we are unable to successfully implement these changes in a timely manner or at all, or effectively manage our third party relationships and integrate outsourcing processes, we will be unable to realise the corporate and administrative expense reductions expected from these arrangements in the timeframe anticipated or at all. In addition, because some of these restructuring changes involve important functions at Unilever, any disruption could harm our relationship with our employees and our reputation.

Our success depends on attracting and retaining talented people within our business. Any shortfall in recruitment or retention could adversely affect our ability to deliver our strategy and compete in our markets.

        Attracting and retaining talented employees is essential to the successful delivery of our strategy and success in the marketplace. However, we cannot be certain that we will be able to attract and retain such employees in the future. Any shortfalls in recruitment or retention could adversely affect our ability to operate successfully, grow our business and effectively compete with our competitors.

We are subject to other risks which may adversely affect our business.

        Unilever is exposed to varying degrees of risk and uncertainty related to other factors including physical risks, legislative, environmental, fiscal, tax and regulatory developments, legal matters, insurance and resolution of such pending matters within current estimates, our ability to integrate acquisitions and complete planned divestures, terrorism and economic, political and social conditions in the environments where we operate and new or changed priorities of the Boards. All of these risks could materially affect the Group's business, our turnover, operating profits, net profits, net assets and liquidity. There may be risks which are unknown to Unilever or which are currently believed to be immaterial.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement filed with the Securities and Exchange Commission utilizing a "shelf" registration process. There is on file with the SEC (and attached hereto) a prospectus dated November 18, 2008 that provides you with a general description of the offered guaranteed debt securities. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement adds, updates and changes information contained in the prospectus. You should read the prospectus and this prospectus supplement, together with additional information described below under the heading "Where You Can Find More Information About Us."

        References to the "2014 Notes" are to the            % Senior Notes due 2014. References to the "2019 Notes" are to the            % Senior Notes due 2019. References to the "Notes" are to the 2014 Notes and the 2019 Notes.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        Unilever N.V. and Unilever PLC file reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street, N.E. Room 1580, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC also maintains a web site that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information filed with it, which means that we can disclose important information to you by referring you to those documents.

        The information incorporated by reference is an important part of this prospectus supplement, and information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information. There are incorporated by reference the following documents and any future filings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, including any Form 6-K that we furnish to the SEC which so provides, until we have sold all of the Notes (Unilever N.V.'s and Unilever PLC's file numbers with the SEC are No. 1-4547 and No. 1-4546, respectively):

  (a)
  Unilever N.V.'s Annual Report on Form 20-F for the year ended December 31, 2007;

  (b)
  Unilever PLC's Annual Report on Form 20-F for the year ended December 31, 2007;

  (c)
  Unilever N.V.'s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 27, 2008 (Annual Report and Accounts 2007), March 27, 2008 (Chairman's Letter and Notice of Meeting; Voting Instruction Form), May 22, 2008 (Eurobond Issue), June 23, 2008 (Disposal), June 24, 2008 (New Chief R&D Officer), July 11, 2008 (Sale of Turkish Olive Oil Business), July 22, 2008 (Disposal of Bertolli Olive Oil), July 29, 2008 (Sale of North American Laundry Business), July 30, 2008 (Closing of Sale of Lawry's), September 4, 2008 (Unilever CEO Succession), September 16, 2008 (Unilever Completes Sale of North American Laundry), October 30, 2008 (Result of EGM), October 30, 2008 (3rd Quarter Results), November 10, 2008 (Half Year Results), December 4, 2008 (Unilever in Côte d'Ivoire), December 11, 2008 (Unilever CEO Succession), December 23, 2008 (Sale of Bertolli Olive Oil Business), February 6, 2009 (Purchase of TIGI) and February 6, 2009 (2008 Full Year Results); and

  (d)
  Unilever PLC's Reports on Form 6-K furnished to the Securities and Exchange Commission on March 27, 2008 (Annual Report and Accounts 2007), March 27, 2008 (Chairman's Letter and Notice of Meeting; Proxy Form), May 19, 2008 (Result of AGM), May 22, 2008 (Eurobond Issue), June 19, 2008 (Unilever in Côte d'Ivoire), June 24, 2008 (New Chief R&D Officer), July 11, 2008 (Sale of Turkish Olive Oil Business), July 22, 2008 (Disposal of Bertolli Olive Oil), July 29, 2008 (Sale of North American Laundry Business), July 30, 2008 (Closing of Sale of Lawry's), August 1, 2008 (Total Voting Rights), September 4, 2008 (Unilever CEO Succession), September 16, 2008 (Unilever Completes Sale of North American Laundry), October 28, 2008 (Result of Meeting), October 30, 2008 (3rd Quarter Results), November 10, 2008 (Half Year Results), December 3, 2008 (Publication of Prospectus), December 4, 2008 (Unilever in Côte d'Ivoire), December 11, 2008 (Unilever CEO Succession), December 23, 2008 (Sale of Bertolli Olive Oil Business), February 6, 2009 (Purchase of TIGI) and February 6, 2009 (2008 Full Year Results).

        The Notes will be governed by the indenture dated as of August 1, 2000 between Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever U.S. and The Bank of New York, as trustee, which has been filed as an exhibit to the registration statement (File No. 333-155427) of which this prospectus supplement forms a part and is incorporated by reference in this prospectus supplement.

        You may request a paper copy of these filings at no cost, by writing, faxing or telephoning:

  Vice President and Treasurer
  Unilever United States, Inc.
  800 Sylvan Avenue
  Englewood Cliffs, NJ 07632
  Tel: (201) 894-2829
  Fax: (201) 894-2138

        Neither Unilever Capital Corporation nor Unilever United States, Inc. prepares annual or interim financial statements for public distribution.

 EXCHANGE RATES

        The following table sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (i) for pounds sterling (expressed in US$ per £1.00) and (ii) for euro (expressed in euro per US$1.00).

						Six months ended June 30,
	Year ended December 31,							One month ended
								Aug 31, 2008	Sept 30, 2008	Oct 31, 2008	Nov 30, 2008	Dec 31, 2008	Jan 31, 2009
	2004	2005	2006	2007	2008	2007	2008
US$ per £1.00
Rate at period end	1.92	1.72	1.96	1.98	1.46	2.01	1.99	1.82	1.78	1.62	1.53	1.46	1.44
Average rate(1)	1.84	1.81	1.86	2.01	1.84	1.98	1.99	—	—	—	—	—	—
High	1.95	1.93	1.98	2.11	2.03	2.01	2.03	1.97	1.86	1.78	1.62	1.55	1.53
Low	1.75	1.71	1.73	1.92	1.44	1.92	1.94	1.82	1.75	1.55	1.48	1.44	1.37
Euro per US$1.00
Rate at period end	0.74	0.84	0.79	0.68	0.72	0.74	0.64	0.68	0.71	0.79	0.79	0.72	0.78
Average rate(1)	0.80	0.81	0.76	0.73	0.68	0.75	0.65	—	—	—	—	—	—
High	0.85	0.86	0.84	0.77	0.80	0.77	0.69	0.68	0.72	0.80	0.80	0.79	0.78
Low	0.73	0.74	0.75	0.67	0.49	0.73	0.62	0.64	0.68	0.71	0.77	0.70	0.72
On January 30, 2009, the exchange rates between euros and US dollars and between Sterling and US dollars were as follows: 1.44US$ = £1.00 and 0.78 euro = US$1.00

(1)
The average rate means the average of the Noon Buying Rates on the last day of each month during the period.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        This prospectus supplement may contain forward-looking statements, including "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as "expects", "anticipates", "intends" or the negative of these terms and other similar expressions of future performance or results and their negatives are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, among others, competitive pricing and activities, consumption levels, costs, the ability to maintain and manage key customer relationships and supply chain sources, currency values, interest rates, the ability to integrate acquisitions and complete planned divestitures, the ability to complete planned restructuring activities, physical risks, environmental risks, the ability to manage regulatory, tax and legal matters and resolve pending matters within current estimates, legislative, fiscal and regulatory developments, political, economic and social conditions in the geographic markets where the Group operates and new or changed priorities of the Boards. Further details of potential risks and uncertainties affecting the Group are described in the Group's filings with the London Stock Exchange, Euronext Amsterdam and the US Securities and Exchange Commission, including the Annual Report & Accounts on Form 20-F. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

 UNILEVER GROUP

UNILEVER N.V. AND UNILEVER PLC

History and Structure of Unilever

        Unilever N.V. ("N.V.") and Unilever PLC ("PLC") are the two parent companies of the Unilever Group. N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.

        Together with their respective group companies, N.V. and PLC operate effectively as a single economic entity. This is achieved by a series of agreements between N.V. and PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), together with special provisions in the Articles of Association of N.V. and PLC. N.V. and PLC have the same Directors, have the same Chairman and adopt the same accounting principles. Shareholders of both companies receive dividends on an equalised basis. N.V. and PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the accounts of the Unilever Group are presented by both N.V. and PLC as their respective consolidated accounts.

        N.V. and PLC have agreed to co-operate in all areas and ensure that all group companies act accordingly. N.V. and PLC are holding and service companies, and the business activity of Unilever is carried out by their subsidiaries around the world. Shares in group companies may ultimately be held wholly by either N.V. or PLC, or jointly by the two companies, in varying proportions.

        The two companies have different shareholder constituencies and shareholders cannot convert or exchange the shares of one company for shares of the other. N.V. is listed in Amsterdam and New York. PLC is listed in London and New York.

BUSINESS OF THE UNILEVER GROUP

Description of business

        Unilever is one of the world's leading suppliers of fast-moving consumer goods across foods and home and personal care categories.

Regions

        Three regions—Western Europe, the Americas and Asia Africa Central & Eastern Europe—are responsible for managing Unilever's business and local market operations in their regions. These regions have profit responsibility for the local go-to-market operations in their territory. The focus is primarily to build and develop relationships with customers, managing supply chain networks, and deploying brands and innovations effectively, focused on excellent execution in the marketplace. Their performance is measured in terms of in-year financial results, customer service levels, and market shares.

  Global Category Organization

        In 2008, we combined all global categories and brands across nutrition, hygiene and personal care into one global category organisation. The global category aims to develop winning category and brand strategies, to create exciting new brand communication, product innovation and renovation, and provide strategic direction for the supply chain. The global category is responsible for medium term value creation, as measured by market share, category growth, brand health and innovation metrics.

  Brands

        We manage our brands under the following category headings: savoury; dressings and spreads; ice cream and beverages; personal care and house care.

  Savoury, dressings and spreads includes soups, bouillons, sauces, snacks, mayonnaise, salad dressings, margarines, spreads and cooking products such as liquid margarines and some frozen foods. Our key brands here are Knorr, Hellmann's, Becel Flora (Healthy Heart), Rama Blue Band (Family Goodness), Calvé, Wishbone, Amora, Ragú, and Bertolli (other than olive oil).

  Ice cream and beverages includes ice cream sold under the international Heart brand, including Cornetto, Magnum, Carte d'Or and Solero, Wall's, Kibon, Algida and Ola. Our portfolio also includes Ben & Jerry's, Breyers, Klondike and Popsicle. This category also includes tea-based beverages, where our principal brands are Lipton, Brooke Bond and PG Tips. This group also includes weight management products, principally Slim-Fast, and nutritionally enhanced products sold in developing markets, including Annapurna and AdeS/AdeZ.

        Within these groups, we also include sales of our Foodsolutions business, which is a global food service business providing solutions for professional chefs and caterers.

        In Personal Care, six global brands are the core of our business in the mass skin care, daily hair care and deodorants product areas—Dove, Lux, Rexona (including Sure and Degree), Sunsilk (including Seda/Sedal), Axe and Pond's. Other important brands include Suave, Clear, Lifebuoy and Vaseline, together with Signal and Close Up in oral care.

        Our Home Care ranges include laundry products (outside of North America), such as tablets, traditional powders and liquids for washing of clothing by hand or machine. Tailored products including soap bars are available for lower-income consumers. Our brands include Omo ("Dirt is Good" platform), Comfort, Radiant and Skip. Our household care products include surface cleaners and bleach, sold under the Cif, Domestos and Sun/Sunlight brands.

  Litigation Update

  Ice cream cases

        As previously reported in Unilever's Annual Report on Form 20-F 2007, in 2006, the European Court of Justice ruled to dismiss the appeal by Unilever's Irish ice cream business, HB Ice Cream, of a 2003 Court of First Instance judgment that upheld the European Commission's 1998 decision to ban HB Ice Cream from imposing cabinet exclusivity in Ireland in circumstances where these were the only cabinets used by the retailer. Although this final ruling related to a Commission decision that applied to Ireland only, Mars subsequently sought to bring claims against Unilever before courts and to lodge complaints with authorities in a number of European countries in the course of 2007.

        In April 2008, Mars and Unilever reached an agreement to settle out of court their differences in respect of distribution arrangements for the sale of Unilever's impulse ice cream. Neither the talks themselves nor any resulting settlement imply any admission of liability on Unilever's part. The payment to be made by Unilever to Mars under the terms of the settlement has been fully provided for.

        As regards investigations previously instituted by national competition authorities, the Portuguese competition authority confirmed in 2008 that it had closed its investigation into Unilever's Portuguese ice cream business, subject to certain monitoring obligations that will apply for three years. In Italy, a 2007 ruling by the Consiglio di Stato overturned the 2003 decision of the Italian competition authority ('ICA') that responded positively to a notification by Unilever of its policy in relation to outlet exclusivity. The Consiglio di Stato took the view that Unilever's market position in Italy had not been sufficiently investigated by the ICA. To the extent that the ICA decides to reinvestigate the matter,

Unilever will engage proactively with the authority with a view to securing a prompt resolution of any outstanding issues.

  Other competition cases

        As previously reported in Unilever's Annual Report on Form 20-F 2007, in 2006, the French competition authorities commenced an inquiry into potential competition law infringements in France involving a number of consumer goods companies in the home and personal care sector, including Unilever France and Lever Fabergé France, both subsidiaries of the Unilever Group. Interviews have been conducted with present and former members of our staff and documents have been supplied to the French authorities. No Statement of Objections or proposals for fines have yet been lodged against either Unilever France or Lever Fabergé France as the authorities' investigation has had to be restarted following procedural challenge. Accordingly, the potential financial implications, if any, of this investigation cannot yet be assessed. A Statement of Objections is, however, expected in the near future.

        By a decision dated 19 February 2008, the German Federal Cartel Office imposed a fine on Unilever in relation to anti-competitive behaviour in the toothpaste market in Germany. Unilever lodged an appeal against that decision on 29 February 2008. However, in light of a revised decision reducing the fines to be imposed upon Unilever, the appeal was withdrawn by Unilever on 9 October 2008.

        On 25 February 2008, a purported class action lawsuit was filed in the United States of America in the United States District Court for the Northern District of Illinois alleging, relying upon the German investigation described above, that Unilever N.V., Unilever PLC and Unilever United States, Inc. allegedly conspired with certain other companies to fix prices of oral, home and personal care products in the United States. On 18 December 2008, the trial court issued an opinion dismissing all claims in the case for lack of jurisdiction.

        In April 2008, Unilever received a notice from the UK Office of Fair Trading requiring the production of documents in relation to an investigation into potential co-ordination of the retail prices of products in the grocery sector. A response to the notice was provided in June 2008. It is too early to gauge whether the investigation to which the notice relates will lead to a Statement of Objections being addressed to Unilever or its subsidiaries.

        In June 2008, Unilever premises in Austria, Belgium, Italy, The Netherlands and Spain were the subject of unannounced inspections by the European Commission and/or national competition authorities. The inspections were in relation to the home care and/or personal care markets. Requests for information from the European Commission relating to alleged anti-competitive behaviour in detergents markets in the EEA were subsequently received by Unilever in July 2008 and December 2008. Responses were provided in October 2008 and January 2009, respectively. Separately, a request for information relating to alleged anti-competitive behaviour in personal care markets in The Netherlands was received by Unilever from the Dutch Competition Authority in November and a response filed in December 2008. It is too early to gauge whether the investigations that have been initiated will lead to Statements of Objections being addressed to Unilever or its subsidiaries.

        It is Unilever's policy to co-operate fully with the competition authorities in the context of all ongoing investigations.

  Tax cases Brazil

        During 2004 the Federal Supreme Court in Brazil (local acronym STF) announced a review of certain cases that it had previously decided in favour of taxpayers. Because of this action, we established a provision in 2004 for the potential repayment of sales tax credits in the event that the cases establishing precedents in our favour are reversed. Since that time we continue to monitor the situation and have made changes as appropriate to the amount provided.

        In June 2007, the Supreme Court ruled against the taxpayers in one of these cases. Industry associations (of which Unilever is a member) attempted to negotiate a settlement with the Federal Revenue Service to reduce or avoid the payment of interest and/or penalties on such amounts. On 3 December 2008 the negotiations resulted in the publication of a settlement by the Brazilian government, open to all taxpayers, including Unilever. The amount payable based on this offer does not result in additional liabilities beyond those already accounted for.

        Also during 2004 in Brazil, and in common with many other businesses operating in that country, one of our Brazilian subsidiaries received a notice of infringement from the Federal Revenue Service. The notice alleges that a 2001 reorganisation of our local corporate structure was undertaken without valid business purpose. The dispute is in court and, if upheld, will result in a tax payment relating to years from 2001 to the present day. The 2001 reorganisation was comparable with restructurings done by many companies in Brazil. We believe that the likelihood of a successful challenge by the tax authorities is remote. While this view is supported by the opinion of outside counsel there can be no guarantee of success in court.

  Cumulative preference shares

        In November 2006, NV announced that it had agreed a settlement with the main parties in a legal dispute over the conversion of the cumulative preference shares, that were issued in 1999 as an alternative to a cash dividend. These cumulative preference shares were converted into ordinary shares in 2005 and subsequently cancelled following approval from the Annual General Meeting in 2005. Former cumulative preference shareholders who held these shares at the opening of trading on 24 March 2004 were entitled to participate in the settlement.

        A group of former cumulative preference shareholders who had bought their preference shares after 24 March 2004 and who are not entitled to the settlement, instituted claims with the Rotterdam District Court for nullification of the NV Board's decision to convert the preference shares and NV's Annual General Meeting's decision to cancel the preference shares. The Rotterdam District Court has not yet decided on the merits of these claims.

Unilever Capital Corporation

        Unilever Capital Corporation was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All of the common stock of Unilever Capital Corporation is owned by Unilever U.S. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Unilever United States, Inc.

        Unilever United States, Inc. ("Unilever U.S.") was incorporated in 1977 in the State of Delaware. All of the common stock of Unilever U.S. is wholly owned indirectly by Unilever N.V. and Unilever PLC. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801 and its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Unilever U.S.'s principal operating subsidiary is Conopco, Inc., a Delaware corporation doing business as Unilever.

        Unilever U.S. supplies fast moving consumer goods across the foods and home and personal care product categories. Its key brands include such recognized names as: Axe, Ben & Jerry's, Bertolli, Breyers, Caress, Country Crock, Degree, Dove, Hellmann's, Lipton, Knorr, Popsicle, Promise, Q-Tips, Skippy, Slim-Fast, Suave, Sunsilk and Vaseline.

 CAPITALIZATION

Capitalization of Unilever

        As explained above in the section "Unilever Group—History and Structure," Unilever N.V. and Unilever PLC operate as nearly as is practicable as a single entity with the position of the shareholders of both companies being, as nearly as possible, the same as if they held shares in a single company. Accordingly, the following table sets forth our consolidated cash and capitalization for Unilever at December 31, 2008 on a historical basis and as adjusted to give effect to this offering and the use of net proceeds therefrom. The information in this table has been derived from, and the table should be read in conjunction with, the unaudited condensed consolidated interim accounts of the Unilever Group for the year ended December 31, 2008 and other financial data included elsewhere or incorporated by reference in this prospectus supplement. All information is presented in accordance with International Financial Reporting Standards. Please see "Use of Proceeds."

	As of December 31, 2008
	Historical		As adjusted
	(€ millions)	(US$ millions)(2)	(€ millions)	(US$ millions)(2)
	(unaudited)
Cash and cash equivalents	2,561	3,557	2,561	3,557
Short-term borrowings	4,599	6,388	4,599	6,388
Long-term borrowings	6,179	8,582
Total borrowings(1)	10,778	14,970
Total Shareholders' equity	9,948	13,817	9,948	13,817
Total capitalization	1,731	2,404

(1)
Total borrowings excludes total finance lease creditors of €207 million at December 31, 2008

(2)
Translations into U.S. dollars are for convenience only and are computed at the Noon Buying Rate on December 31, 2008 of US$1.39 per euro.

        There has been no other material change in the consolidated capitalization of Unilever N.V. or Unilever PLC since December 31, 2008 except as disclosed above.

 SELECTED FINANCIAL DATA

Financial record under International Financial Reporting Standards ("IFRS")

	Year ended
	December 31, 2008 (unaudited)	December 31, 2007
	€ million	€ million
Consolidated Income Statement
Continuing Operations:
Turnover	40,523	40,187
Net profit from continuing operations	5,285	4,056
Net profit from discontinued operations	—	80

Net profit	5,285	4,136

Combined earnings per share
Total Operations
Basic earnings per share	1.79	1.35
Diluted earnings per share	1.73	1.31
Continuing Operations
Basic earnings per share	1.79	1.32
Diluted earnings per share	1.73	1.28

Ratios and other metrics
Ratio of earnings to fixed charges (times) (a)	11.7	8.3

Interim PLC dividend per share for the year ended December 31, 2008: £0.2055

Final PLC dividend per share for the year ended December 31, 2007: £0.3411

Interim NV dividend per share for the year ended December 31, 2008: €0.2600

Final NV dividend per share for the year ended December 31, 2007: €0.5000

	December 31, 2008 (unaudited)	December 31, 2007
	€ million	€ million
Consolidated Balance Sheet
Total assets	36,142	37,302
Total assets less total liabilities (net assets)	10,372	12,819

	December 31, 2008 (unaudited)	December 31, 2007
Ratio of earnings to fixed charges (times) (a)	11.7	8.3

(a)
In the ratio of earnings to fixed charges, earnings consist of net profit from continuing operations excluding net profit or loss of joint ventures and associates increased by fixed charges, income taxes and dividends received from joint ventures and associates. Fixed charges consist of interest payable on debt and a portion of lease costs determined to be representative of interest. This ratio takes no account of interest receivable although Unilever's treasury operations involve both borrowing and depositing funds.

 USE OF PROCEEDS

        Our net proceeds from the offering will be approximately $            . Our "net proceeds" are the amounts we will receive from the sale of the Notes after deducting estimated underwriting discounts and other offering expenses we will pay. We plan to use the net proceeds for general corporate purposes.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provision of the guaranteed debt securities set forth in the accompanying prospectus, to which description reference is hereby made. We urge you to read the indenture and related form of notes before making your investment decision. Those documents govern your rights as a holder of Notes. See "Where You Can Find More Information About Us."

Brief Description of the Notes

        The Notes of each series will be unsecured obligations of Unilever Capital Corporation and will rank equally with all other unsecured and unsubordinated debt of Unilever Capital Corporation.

        The payment of principal, premium, if any, and interest on the Notes will be guaranteed by Unilever N.V., Unilever PLC and Unilever U.S.

        No sinking fund has been provided for the Notes.

Principal, Maturity and Interest

        The 2014 Notes will be issued in an aggregate principal amount of $            and the 2019 Notes will be issued in an aggregate principal amount of $            . Unless otherwise redeemed, the 2014 Notes will mature on                        and the 2019 Notes will mature on            (the Stated Maturity). The 2014 Notes will bear interest at the rate of      % per annum, and the 2019 Notes will bear interest at the rate of      % per annum, each from             , 2009 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on            and            of each year, commencing            , to the persons in whose name the Notes are registered at the close of business on the related record date,             or            , as the case may be, next preceding such interest payment date.

Further Issues

        Unilever Capital Corporation may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further securities equal in rank to the Notes of either series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes). The further notes of either series may be consolidated and form a single series with the original Notes of that series and have the same term as to status, redemption or otherwise as the original series of Notes.

Redemption

        Unilever Capital Corporation may, at its option, redeem the Notes of either series in whole at any time or in part from time to time. The redemption price for any Note so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the greater of (a) the principal amount thereof or (b) an amount equal to the Discounted Remaining Payments. For purposes of this redemption provision, the following terms have the meanings set forth below:

        "Discounted Remaining Payments" means an amount equal to the sum of the Current Values of the amounts of interest and principal that would have been payable by Unilever Capital Corporation pursuant to the terms of the Notes on each interest payment date after the redemption date and at Stated Maturity of the final payment of principal thereof (assuming that Unilever Capital Corporation had not redeemed such Notes prior to such Stated Maturity).

        "Current Value" means, in respect of any amount, the present value of that amount on the redemption date after discounting that amount on a semi-annual basis from the originally scheduled date for payment on the basis of the Treasury Rate plus            basis points in the case of the 2014 Notes and            basis points in the case of the 2019 Notes.

        "Treasury Rate" means a per annum rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield) determined on the redemption date to be the per annum rate equal to the semi-annual bond equivalent yield to maturity for United States Treasury securities maturing at the Stated Maturity of the final payment of principal of the Notes redeemed pursuant to the provisions described above, as determined by reference to the weekly average yield to maturity for United States Treasury securities maturing on such Stated Maturity as reported in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve.

        The Notes of either series are also redeemable at the option of Unilever Capital Corporation, in whole but not in part, at any time at the principal amount thereof plus accrued interest to the Redemption Date in the event of certain changes in the tax laws of the United States, the United Kingdom or The Netherlands after the date of this prospectus supplement (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date). See "Description of the Debt Securities—Optional Tax Redemption" in the prospectus.

        Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of Notes to be redeemed at his address appearing in the security register relating to the Notes. Unless Unilever Capital Corporation defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Notes or portions thereof called for redemption.

        Unless otherwise redeemed, the Notes of each series will mature at par on their Stated Maturity.

Notes in Global Form

        The Notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company (DTC) or its nominee. Unilever Capital Corporation will not issue certificated Notes, except in the limited circumstances described below.

Book Entry Procedures for the Global Notes

        Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants.

The Depository Trust Company

        DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

Ownership of Notes through DTC, Clearstream and Euroclear

        When you purchase Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the Notes on DTC's records. When you actually purchase the Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the Notes. DTC's records will show only the identity of the direct participants and the principal amount of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream. The trustee will wire payments on the Notes to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

        It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of the Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or us.

        Links have been established among DTC, Clearstream Banking S.A. and Euroclear Bank S.A./N.V., which are two European book-entry depositories similar to DTC, to facilitate the cross- market transfers of the Notes associated with secondary market trading. Noteholders may hold their Notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        Transfers of Notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the Notes on its behalf by delivering Notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant systems' rules and procedures, to the extent received by its depositaries.

        All information in this prospectus supplement on DTC, Euroclear and Clearstream is derived from DTC, Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

Definitive Notes

        Individual certificates in respect of the Notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such global notes upon delivery of such global notes for cancellation.

        Payments on any definitive Notes will be made by the trustee directly to holders of such definitive Notes in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the definitive Notes on each interest payment date will be made to holders in whose names the definitive Notes were registered at the close of business on the related record date as set forth under "Principal, Maturity and Interest." Payments will be made by check, mailed to the address of such holders as they appear on the Note register and, in addition, under the circumstances provided by the indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any definitive Notes however, will be made only upon presentation and surrender of such definitive Notes at the office of the paying agent for the Notes.

        A definitive Note may be transferred free of charge in whole or in part upon the surrender of the definitive Note to be transferred, together with the completed and executed assignment which appears on the reverse of the definitive Note, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a Note, a new Note in respect of the balance not transferred will be issued to the transferor. Each new definitive Note to be issued upon the transfer of a definitive Note will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive Note to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive notes within 15 days before the Notes are to be selected for redemption.

Paying Agent

        Payments and transfers of the Notes will be made at the respective offices of the paying and transfer agents in New York City.

Notices

        Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

Replacement Securities

        In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the trustee. Any such definitive Note will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as Unilever Capital Corporation and the trustee may require and subject to applicable laws. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

Payment of Additional Amounts

        If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands or the United States shall at any time be required, Unilever Capital Corporation and the guarantors have agreed, subject to certain exceptions, to pay Additional Amounts as described under "Description of Debt Securities and Guarantees—Payment of Additional Amounts" in the accompanying prospectus.

 TAXATION

Federal Taxation in the United States

        This section summarizes the material U.S. tax consequences to holders of Notes. It represents the views of our tax counsel, Cravath, Swaine & Moore LLP. However, the discussion is limited in the following ways:

  •
  The discussion only covers you if you buy your Notes in the initial offering.

  •
  The discussion only covers you if you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes. In particular, this discussion does not apply to you if you are subject to special tax rules, such as:
  •
  financial institutions;

  •
  insurance companies;

  •
  dealers or traders in securities or currencies;

  •
  tax-exempt entities;

  •
  regulated investment companies;

  •
  if you will hold the Notes as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. federal income tax purposes;

  •
  if you will hold the Notes through partnerships or other pass-through entities; and

  •
  if you have a "functional currency" other than the U.S. dollar.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the Notes.

  •
  The discussion does not cover state, local or foreign tax law.

  •
  We have not requested a ruling from the IRS on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

        If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.

        IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that: (i) any U.S. federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties under the U.S. Internal Revenue Code (the "Code"); (ii) such advice was written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

Tax Consequences to U.S. Holders

        This section applies to you if you are a U.S. holder. A "U.S. holder" is:

  •
  U.S. citizen or resident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state); or

  •
  an estate or trust whose world-wide income is subject to U.S. federal income tax.

        This summary does not address holders of equity interests in a U.S. holder. If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

         Interest.    If you are a cash method taxpayer (including most individual holders), you must report interest on the Notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the Notes in your income as it accrues.

         Sale or Retirement of Notes.    On your sale or retirement of your Note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments.

  •
  Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the Note for more than one year. For a non-corporate U.S. holder, the maximum tax rate on long-term capital gains is 15% for taxable years before 2011.

  •
  If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

         Payments by Guarantors.    A payment on a Note made by a guarantor will be treated in the same manner as if made directly by us.

         Information Reporting and Backup Withholding.    Under the tax rules concerning information reporting to the U.S. Internal Revenue Service (the "IRS"):

  •
  Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on Form 1099 concerning interest and retirement proceeds on your Notes, unless an exemption applies.

  •
  Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  •
  If you are subject to these requirements but do not comply, the intermediary must withhold tax on all amounts payable to you on the Notes (including principal payments). This is called "backup withholding". Backup withholding is not an additional tax. If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability and you may be entitled to a refund of such amounts.

  •
  All individuals are subject to these requirements. Some holders, including all corporations, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a non-U.S. holder. A "non-U.S. holder" is:

  •
  an individual that is a nonresident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—created under non-U.S. law; or

  •
  an estate or trust that is not taxable in the United States on its worldwide income.

         Withholding Taxes.    Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes. The same rules will apply to payments of Additional Amounts and payments made by a guarantor on a Note.

        However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

  •
  You provide a completed IRS Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Notes. The IRS Form W-8BEN contains your name, address and a statement made under penalties of perjury that you are the beneficial owner of the Notes and that you are not a United States person (as defined under the Code).

  •
  You hold your Notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a United States person (as defined under the Code). A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  •
  You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete IRS Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  •
  The interest income on the Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. federal income tax under a tax treaty. To claim this exemption, you must complete IRS Form W-8ECI (or substitute form).

        Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

  •
  The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

  •
  An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your IRS Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes—the qualified intermediary will not generally forward this information to the withholding agent.

  •
  You are treated as owning 10% or more of the total combined voting power of all classes of the voting stock of Unilever Capital Corporation, are a "controlled foreign corporation" with respect to Unilever Capital Corporation, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States, as discussed above.

        Interest payments made to you will generally be reported to the IRS and to you on IRS Form 1042-S. However, this reporting does not apply to you if you hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

        The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of Notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

         Sale or Retirement of Notes.    If you sell a Note or it is retired, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

  •
  The gain is connected with a trade or business that you conduct in the United States.

  •
  You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

  •
  The gain represents accrued interest, in which case the rules for interest would apply.

  •
  You are subject to U.S. tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

         U.S. Trade or Business.    If you hold your Note in connection with a trade or business that you are conducting in the United States:

  •
  Any interest on the Note, and any gain from disposing of the Note, generally will be subject to U.S. federal income tax as if you were a U.S. holder.

  •
  If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

         Estate Taxes.    If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of Unilever Capital Corporation.

         Information Reporting and Backup Withholding.    U.S. rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:

  •
  Principal and interest payments you receive will be automatically exempt from the usual rules if you are a non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on IRS Form 1042-S.

  •
  Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

 Taxation in the Netherlands

        Any payments made under the Notes issued by Unilever Capital Corporation and guaranteed by amongst others Unilever N.V. will not be subject to withholding or deduction for, or on account of taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Taxation in the United Kingdom

        In the opinion of Unilever PLC's English solicitors, Slaughter and May, under United Kingdom law and practice, as in effect on the date of this prospectus supplement, Unilever PLC would not be required to deduct or withhold any taxes, levies, imposts or other charges from any payment due or to become due in respect of the Notes and the guarantees by Unilever Capital Corporation, Unilever N.V., Unilever PLC or Unilever U.S, as the case may be.

EC Council Directive

        Under EU Council Directive 2003/48/EC (the "Directive"), the tax authorities of the member states of the European Union ("Member States") are required to provide to the taxation authorities of another Member State details of payments of interest and similar income paid by a person within its jurisdiction to individuals who are the beneficial owners of those payments, resident in that other Member State. However, for a transitional period Austria, Belgium and Luxembourg are instead required to impose a withholding tax on the payments concerned. The Directive also provides that no such withholding tax should be levied where the beneficial owner of the payment authorises an exchange of information and/or where the beneficial owner presents a certificate from the tax authority of the Member State in which the beneficial owner is resident. A number of non-EU countries and certain dependent or associated territories have agreed to adopt similar measures (in certain cases on a reciprocal basis). On November 13, 2008, the European Commission proposed certain changes to these provisions which would, if implemented, cause them to apply in a wider range of circumstances. The Directive does not preclude Member States from levying other types of withholding tax.

 UNDERWRITING

        Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below (the "Underwriters").

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each Underwriter named below has severally agreed to purchase, and Unilever Capital Corporation has agreed to sell to that Underwriter, the principal amount of notes set forth opposite the Underwriter's name.

Underwriter	Principal Amount of 2014 Notes	Principal Amount of 2019 Notes
Deutsche Bank Securities Inc.	$	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Total	$	$

        The underwriting agreement provides that the obligations of the Underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

        The Underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed    % of the principal amount of the 2014 Notes or    % of the principal amount of the 2019 Notes. The Underwriters may allow, and dealers may reallow a concession not to exceed    % of the principal amount of the 2014 Notes or    % of the principal amount of the 2019 Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that Unilever Capital Corporation is to pay to the Underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Unilever Capital Corporation
Per 2014 Note		%
Per 2019 Note		%

        In connection with the offering, the representatives, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

        Unilever Capital Corporation estimates that its total expenses for this offering will be US$            . The Underwriters have agreed to reimburse expenses and certain related amounts payable by Unilever Capital Corporation in connection with this offering in the amount of $            .

        The Underwriters have performed corporate banking, investment banking and advisory services for the Unilever Group from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Unilever Group in the ordinary course of their business. In addition, affiliates of the Underwriters have from time to time provided credit and entered into lending transactions with the Unilever Group for which they have received customary fees and expenses and may, from time to time, do so in the ordinary course of their business.

        Unilever Capital Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be require to make because of any of those liabilities.

        Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the underwriting agreement.

        In particular, each Underwriter has represented and agreed that:

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each Underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, other than:

        (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Underwriters; or

        (d)   in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        With respect to sales to residents of the United Kingdom:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

        (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

        The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

        The validity of the Notes offered in this prospectus supplement, as well as certain other legal matters, will be passed upon for Unilever by Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019. Cravath, Swaine & Moore LLP will rely on Sven Dumoulin, Group Secretary, with respect to all matters of English law. De Brauw Blackstone Westbroek N.V. will pass upon certain matters of Dutch law. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020.

PROSPECTUS

Unilever N.V.
Unilever Capital Corporation

Guaranteed Debt Securities

Payment of Principal, Premium, if any,
and Interest, if any, Guaranteed Jointly, Severally, Fully
and Unconditionally by

Unilever United States, Inc.,
Unilever N.V. and Unilever PLC

        From time to time, we may sell guaranteed debt securities on terms we will determine at the times we sell the guaranteed debt securities. When we decide to sell a particular series of guaranteed debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the guaranteed debt securities we are offering. Payment of principal, premium, if any, and interest, if any, with respect to the guaranteed debt securities will be guaranteed by Unilever United States, Inc., and either or both of Unilever N.V. and Unilever PLC (depending on whether Unilever N.V. is the issuer of a particular series of debt securities). At the option of Unilever Capital Corporation or Unilever N.V., as the case may be, any series of the guaranteed debt securities and the guarantees on such series may be subordinated to all Senior Debt of the issuer and guarantors of such series and/or may be convertible into Ordinary Shares, par value €0.16 per share, of Unilever N.V.

        We may sell the guaranteed debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of guaranteed debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering. Our net proceeds from such sale will also be set forth in the prospectus supplement we prepare for such offering.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 18, 2008.

        Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus as "Unilever", the "Unilever Group" or the "Group". For such purposes "group companies" means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.

        In this prospectus references to "U.S.$", "U.S. Dollars" and "United States Dollars" are to the lawful currency of the United States of America, references to "£" and "pounds sterling" are to the lawful currency of the United Kingdom, references to "€" and "euro" are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union (the "Treaty").

Enforcement of Civil Liabilities Against Foreign Persons	i
Where You Can Find More Information About Us	1
Unilever Group	2
Ratios of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of Debt Securities and Guarantees	5
Plan of Distribution	16
Legal Matters	17
Experts	17

ENFORCEMENT OF CIVIL LIABILITIES
AGAINST FOREIGN PERSONS

        Unilever N.V. is a Netherlands corporation and Unilever PLC is a company incorporated under the laws of and registered in England and Wales. Most of the directors of Unilever N.V. and Unilever PLC and certain of the experts named in this Prospectus are residents of The Netherlands or the United Kingdom or other countries and all or a substantial portion of their respective assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Unilever N.V., Unilever PLC or such persons with respect to matters arising under the Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Unilever N.V. has been advised by its Dutch counsel, its Group Secretary, that there is doubt as to the enforceability in The Netherlands, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal securities laws. Unilever PLC has been advised by its English counsel, its General Counsel and Chief Legal Officer, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal securities laws. Unilever N.V. and Unilever PLC have consented to service of process in New York City for claims based upon the Indenture, the debt securities and the guarantees described under "Description of Debt Securities and Guarantees."

i

 WHERE YOU CAN FIND MORE
INFORMATION ABOUT US

        Unilever N.V. and Unilever PLC file reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuer that file electronically with the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, including any Form 6-K we furnish to the SEC which so provides, until our offering is completed (Unilever N.V.'s and Unilever PLC's file numbers with the SEC are 1-4547 and 1-4546 respectively).

  •
  (a) Unilever N.V.'s Annual Report on Form 20-F for the year ended December 31, 2007;

  •
  (b) Unilever PLC's Annual Report on Form 20-F for the year ended December 31, 2007;

  •
  (c) Unilever N.V.'s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 27, 2008 (Annual Report and Accounts 2007), March 27, 2008 (Chairman's Letter and Notice of Meeting; Voting Instruction Form), May 22, 2008 (Eurobond Issue), June 23, 2008 (Disposal), June 24, 2008 (New Chief R&D Officer), July 11, 2008 (Sale of Turkish Olive Oil Business), July 22, 2008 (Disposal of Bertolli Olive Oil), July 29, 2008 (Sale of North American Laundry Business), July 30, 2008 (Closing of Sale of Lawry's), September 4, 2008 (Unilever CEO Succession), September 16, 2008 (Unilever Completes Sale of North American Laundry), October 30, 2008 (Result of EGM), October 30, 2008 (3rd Quarter Results) and November 10, 2008 (Half Year Results); and

  •
  (d) Unilever PLC's Reports on Form 6-K furnished to the Securities and Exchange Commission on March 27, 2008 (Annual Report and Accounts 2007), March 27, 2008 (Chairman's Letter and Notice of Meeting; Proxy Form), May 19, 2008 (Result of AGM), May 22, 2008 (Eurobond Issue), June 19, 2008 (Unilever in Côte d'Ivoire), June 24, 2008 (New Chief R&D Officer), July 11, 2008 (Sale of Turkish Olive Oil Business), July 22, 2008 (Disposal of Bertolli Olive Oil), July 29, 2008 (Sale of North American Laundry Business), July 30, 2008 (Closing of Sale of Lawry's), August 1, 2008 (Total Voting Rights), September 4, 2008 (Unilever CEO Succession), September 16, 2008 (Unilever Completes Sale of North American Laundry), October 28, 2008 (Result of Meeting), October 30, 2008 (3rd Quarter Results) and November 10, 2008 (Half Year Results).

        You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:

Vice President-Finance
Unilever United States, Inc.
800 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-2829

 UNILEVER GROUP

UNILEVER N.V. AND UNILEVER PLC

UNILEVER N.V. AND UNILEVER PLC

  History and Structure of Unilever

        Unilever N.V. ("N.V.") and Unilever PLC ("PLC") are the two parent companies of the Unilever Group of companies. N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.

        Together with their group companies, N.V. and PLC operate effectively as a single economic entity. This is achieved by a series of agreements between N.V. and PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), together with special provisions in the Articles of Association of N.V. and PLC. N.V. and PLC have the same Directors, have the same Chairman and adopt the same accounting principles. Shareholders of both companies receive dividends on an equalised basis. N.V. and PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the acounts of the Unilever Group are presented by both N.V. and PLC as their respective consolidated accounts.

        N.V. and PLC have agreed to cooperate in all areas and ensure that all group companies act accordingly. N.V. and PLC are holding and service companies, and the business activity of Unilever is carried out by their subsidiaries around the world. Shares in group companies may ultimately be held wholly by either N.V. or PLC, or jointly by the two companies, in varying proportions.

        The two companies have different shareholder constituencies and shareholders cannot convert or exchange the shares of one company for shares of the other. N.V is listed in Amsterdam and New York. PLC is listed in London and New York.

BUSINESS OF THE UNILEVER GROUP

  Description of business

        Unilever is one of the world's leading suppliers of fast-moving consumer goods across foods and home and personal care categories.

  Regions

        Three regions—Western Europe, the Americas and Asia Africa—are responsible for managing Unilever's business and local market operations in their regions. They are primarily responsible for building relationships with customers, managing supply chain networks, and deploying brands and innovations effectively, focused on excellent execution in the marketplace. The regions are accountable for the delivery of in-year financial results including growth, profits and cash flow, and in-year development of market shares.

        The Europe region includes our operations in Western Europe and in Central and Eastern Europe, and in 2007 accounted for approximately 38 percent of turnover. The Americas region includes our operations in North America and Latin America and represented around 33 percent of turnover. The Asia Africa region accounted for 29 percent of turnover, and includes our operations in the Middle East, Africa, South Asia, South East Asia, North East Asia and Australasia.

        During 2008, changes are being made to the regional structure to manage Central and Eastern Europe as part of the Asia Africa region, further concentrating our focus on emerging markets. These changes will be effective from January 1, 2009.

  Category Team

        The category team—Foods and Home and Personal Care—is responsible for the development of category and brand strategies, the development of brand communication, and the delivery of relevant innovation. The category also leads the strategic direction of the supply chain and is accountable for long-term value creation in the business, as measured by longer term market share development, category growth, innovation metrics and brand health.

  Brands

        Our Foods brands are managed in two main groups:

  —
  Savoury, dressings and spreads includes sales of soups, bouillons, sauces, snacks, mayonnaise, salad dressings, margarines, spreads and cooking products such as liquid margarines and some frozen foods. Our key brands here are Knorr, Hellmann's, Becel Flora (Healthy Heart), Rama Blue Band (Family Goodness), Calvé, Wishbone, Amora, Ragú, and Bertolli (other than olive oil).

  —
  Ice cream and beverages includes ice cream sold under the international Heart brand, including Cornetto, Magnum, Carte d'Or and Solero, Wall's, Kibon, Algida and Ola. Our portfolio also includes Ben & Jerry's, Breyers, Klondike and Popsicle. This category also includes tea-based beverages, where our principal brands are Lipton, Brooke Bond and PG Tips. This group also includes weight management products, principally Slim-Fast, and nutritionally enhanced products sold in developing markets, including Annapurna and AdeS/AdeZ.

        Within these groups, we also include sales of our Foodsolutions business, which is a global food service business providing solutions for professional chefs and caterers.

        In Personal Care, six global brands are the core of our business in the mass skin care, daily hair care and deodorants product areas—Dove, Lux, Rexona (including Sure and Degree), Sunsilk (including Seda/Sedal), Axe and Pond's. Other important brands include Suave, Clear, Lifebuoy and Vaseline, together with Signal and Close Up in oral care.

        Our Home Care ranges include laundry products (outside of North America), such as tablets, traditional powders and liquids for washing of clothing by hand or machine. Tailored products including soap bars are available for lower-income consumers. Our brands include Omo ("Dirt is Good" platform), Comfort, Radiant and Skip. Our household care products include surface cleaners and bleach, sold under the Cif, Domestos and Sun/Sunlight brands.

UNILEVER CAPITAL CORPORATION

        Unilever Capital Corporation was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of Unilever Capital Corporation is owned by Unilever U.S. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

        The Directors of Unilever Capital Corporation are:

Neal Vorchheimer	President
Ronald Soiefer	Vice President and Secretary
David Schwartz	Vice President and Secretary

        The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Messrs. Vorchheimer, Soiefer and Schwartz are full-time employees within the Unilever Group.

        Unilever Capital Corporation has no subsidiaries.

UNILEVER UNITED STATES, INC.

        Unilever United States, Inc. ("Unilever U.S.") was incorporated in 1977 in the State of Delaware. All of the common stock of Unilever U.S. is jointly owned indirectly by Unilever N.V. and Unilever PLC. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801 and its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Unilever U.S.'s principal operating subsidiary is Conopco, Inc., a Delaware corporation doing business as Unilever.

        Unilever U.S. supplies fast-moving consumer goods across the foods and home and personal care product categories. Its key brands include such recognized names as Axe, Ben & Jerry's, Bertolli, Breyers, Caress, Country Crock, Degree, Dove, Hellmann's, Lipton, Knorr, Popsicle, Promise, Q-Tips, Skippy, Slim-Fast, Suave, Sunsilk and Vaseline.

        The Directors of Unilever U.S. are:

Michael Polk	Chairman
John C. Bird	Senior Vice President

        The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Messrs. Polk and Bird are full-time employees within the Unilever Group.

RATIOS OF EARNINGS TO FIXED CHARGES

        The combined ratios of earnings to fixed charges for the Unilever Group for the periods shown are as follows. Such ratios have been calculated in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU) and in accordance with IFRS as issued by the International Accounting Standard Board.

Year Ended December 31
2004	2005	2006	2007
5.1	6.5	7.5	8.3

    In the ratio of earnings to fixed charges, earnings consist of net profit from continuing operations excluding net profit or loss of joint ventures and associates increased by fixed charges, income taxes and dividends received from joint ventures and associates. Fixed charges consist of interest payable on debt and a portion of lease costs determined to be representative of interest. This ratio takes no account of interest receivable although Unilever's treasury operations involve both borrowing and depositing funds.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the guaranteed debt securities for general purposes of the Unilever Group, including acquisitions and to meet maturities of outstanding borrowings. The guaranteed debt securities will be offered pursuant to the Unilever Group's policy of diversifying the sources of international capital available to it and the maturities of such capital.

 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The guaranteed debt securities will be issued by either Unilever Capital Corporation or Unilever N.V., as the case may be, under an indenture (the "Indenture") between Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever U.S., and The Bank of New York Mellon, as Trustee. The Indenture does not limit the amount of debt securities that we may issue. We have summarized selected provisions of the Indenture and the guaranteed debt securities below. This summary is not complete. We have filed the form of the Indenture with the SEC as an exhibit to the Registration Statement of which this Prospectus is a part, and you should read the Indenture for provisions that may be important to you.

General

        The guaranteed debt securities will rank equally with all other unsecured and unsubordinated debt, unless the prospectus supplement states otherwise. The guarantees of Unilever N.V., Unilever PLC and Unilever U.S., as the case may be, will rank equally with all unsecured and unsubordinated debt of Unilever N.V., Unilever PLC and Unilever U.S., as the case may be, unless the prospectus supplement states otherwise.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  (a)
  the issuer of the guaranteed debt securities (either Unilever N.V. or Unilever Capital Corporation);

  (b)
  the title of the guaranteed debt securities;

  (c)
  the total principal amount of the guaranteed debt securities;

  (d)
  the date or dates on which the principal of and any premium on the guaranteed debt securities will be payable;

  (e)
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  (f)
  whether the guaranteed debt securities shall be subordinated to the Senior Debt of the issuer;

  (g)
  any provisions that would obligate us to redeem, purchase or repay guaranteed debt securities;

  (h)
  the denominations in which we will issue the guaranteed debt securities;

  (i)
  whether payments on the guaranteed debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  (j)
  any changes or additions to the events of default or covenants described in this prospectus;

  (k)
  any terms for the conversion or exchange of the guaranteed debt securities for Ordinary Shares of Unilever N.V. or other securities of Unilever Group companies or any other entity; and

  (l)
  any other terms of the guaranteed debt securities.

        Unless otherwise stated in the related prospectus supplement, the principal of and the premium on, if any, and interest on, if any, registered guaranteed debt securities will be payable and such guaranteed debt securities will be transferable at the corporate trust office in New York City of the Trustee, provided that payment of interest, if any, may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. In the case of bearer guaranteed debt securities, principal, premium, if any, and interest, if any, will be payable at such place or places outside the United States designated in the related prospectus supplement. The guarantees are joint, several, full and unconditional.

        Unless otherwise indicated in the related prospectus supplement, we will issue the guaranteed debt securities only in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any transfer or exchange of the guaranteed debt securities, but Unilever Capital Corporation or Unilever N.V., as the case may be, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        We may sell the guaranteed debt securities at a discount (which may be substantial) below their stated principal amount. The guaranteed debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

        If we sell any of the guaranteed debt securities for any foreign currency or currency unit or if payments on the guaranteed debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, specific terms and other information relating to those guaranteed debt securities and the foreign currency or currency unit.

Guarantees

        If Unilever Capital Corporation issues the guaranteed debt securities, Unilever N.V., Unilever PLC and Unilever U.S. will jointly, severally, fully and unconditionally guarantee the due and punctual payment of the principal of and premium on, if any, and interest on, if any, and the due and punctual payment of the sinking fund or analogous payments, if any, with respect to the guaranteed debt securities when and as they shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. If Unilever N.V. issues the guaranteed debt securities, Unilever U.S. and Unilever PLC will act as guarantors on the same terms.

Payment of Additional Amounts

        If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands, or (if the prospectus supplement so states) the United States, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a "United Kingdom Tax", a "Netherlands Tax", or a "United States Tax") shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (a) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, (b) amounts with respect to Netherlands Tax shall be payable only to holders that are not resident in The Netherlands for purposes of its tax, and (c) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a nonresident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities (a "United States Alien"), and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:

  (a)
  any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom, The Netherlands, or the United States (in the case of a United Kingdom Tax, a Netherlands

    Tax, or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

  (b)
  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

  (d)
  with respect to any United States Tax, any such tax imposed by reason of the holder's past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

  (e)
  with respect to any United States Tax, any such Tax imposed by reason of such holder's past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of Unilever Capital Corporation or Unilever U.S., or (ii) a controlled foreign corporation that is related to Unilever Capital Corporation or Unilever U.S. through stock ownership;

  (f)
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

  (g)
  any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of nonresidence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

  (h)
  any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

  (i)
  any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.

Redemption of Debt Securities Under Certain Circumstances

        The issuer, and any guarantor, may redeem each series of guaranteed debt securities in whole but not in part at any time (except in the case of guaranteed debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), on giving not less than 30 nor more than 60 days' notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if,

  (i)
  the issuer or any guarantor of such series of guaranteed debt securities determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the guaranteed debt securities of such series,

  (a)
  the issuer or the guarantor would be required to pay Additional Amounts (as described under "Payment of Additional Amounts" above) with respect to such series of guaranteed debt securities on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the issuer or the applicable guarantor, as the case may be, or

  (b)
  United Kingdom or Netherlands withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the issuer directly from a guarantor (or any affiliate of the issuer or any guarantor) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the issuer or the guarantor (or any affiliate of the issuer or any guarantor), or

  (ii)
  the issuer or any guarantor determines, based upon an opinion of independent counsel of recognized standing to the issuer or the applicable guarantor, as the case may be, that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction) (whether or not such action was taken or brought with respect to the issuer or the applicable guarantor), which action is taken or brought on or after the issue date or such other date specified in the guaranteed debt securities of such series, there is a substantial probability that the circumstances described in clause (i)(a) or (i)(b) would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the issuer or the applicable guarantor would be obligated to pay such Additional Amounts. The issuer or the guarantor, as the case may be, will also pay to each holder, or make available for payment to each such holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

        Prior to the publication of any notice of redemption pursuant to this provision, the issuer or the applicable guarantor shall deliver to the Trustee (i) a certificate signed by a duly authorized officer of Unilever Capital Corporation or Unilever N.V., as the case may be, or the applicable guarantor stating that it is entitled to effect a redemption described in clause (i) of the preceding paragraph and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred or (ii) an opinion of independent legal counsel of recognized standing to the effect that the conditions specified in clause (ii) of the preceding paragraph have been satisfied. Such notice, once delivered to the Trustee, will be irrevocable.

Limitation on Liens

        The Indenture provides that Unilever N.V. and Unilever PLC will not, nor will they permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any indebtedness for money borrowed ("debt") secured by a mortgage, security interest, pledge, lien or other encumbrance (a "mortgage" or "mortgages") on any Principal Property (as defined below) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any debt that the guarantees shall be secured equally and ratably with (or prior to) the debt. These restrictions, however, shall not apply to debt secured by (and there shall be excluded from debt in any computation under this limitation):

  (i)
  mortgages on property, shares of stock or indebtedness of any corporation, which mortgages are existing at the time such corporation becomes a Restricted Subsidiary;

  (ii)
  mortgages on property, which mortgages are existing at the time of the acquisition of such property, and certain mortgages on property to finance the acquisition thereof;

  (iii)
  mortgages on property to secure debt incurred to finance all or part of the cost of construction, alteration, or repair of, or improvements to, all or any part of such property;

  (iv)
  mortgages securing debt owing to any guarantor or any Restricted Subsidiary by any Restricted Subsidiary or any guarantor;

  (v)
  mortgages on assets held by banks to secure amounts due to such banks in the ordinary course of business and certain statutory and other mortgages incurred in the ordinary course of business or imposed by law;

  (vi)
  mortgages on property in favor of the United Kingdom, Canada, the United States or The Netherlands or any political subdivision of any thereof, or any department, agency or other instrumentality of any thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute;

  (vii)
  mortgages existing at the date of the execution of the Indenture;

  (viii)
  mortgages incurred in connection with engaging in leveraged or single investor lease transactions;

  (ix)
  mortgages on property, shares of stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated or amalgamated with Unilever N.V., Unilever PLC or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Unilever N.V., Unilever PLC or a Restricted Subsidiary;

  (x)
  mortgages on property incurred or assumed in connection with the issuance of revenue bonds, the interest on which is exempt from United States Federal income taxation pursuant to Section 103 of the United States Internal Revenue Code, as amended from time to time; and

  (xi)
  extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) through (x) inclusive.

        Notwithstanding the foregoing, Unilever N.V. and Unilever PLC may, and they may permit a Restricted Subsidiary to, issue, assume or guarantee debt secured by mortgages not excepted in the foregoing clauses (i) through (x) inclusive without equally and ratably securing the guarantees; provided, however, that the aggregate principal amount of all such debt then outstanding, plus the principal amount of such debt then being issued, assumed or guaranteed, and the aggregate amount of the Attributable Debt in (as defined below) respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (i) through (iv) inclusive described under "Limitations on Sales and Leasebacks" below), shall not exceed 10% of Capital Employed (as defined below).

Limitations on Sales and Leasebacks

        The Indenture provides that Unilever N.V. and Unilever PLC will not, and will not permit any Restricted Subsidiary to, enter into any transaction with any person for the leasing by Unilever N.V. or Unilever PLC or a Restricted Subsidiary of any Principal Property, the acquisition or the completion of construction and commencement of full operation, whichever is later, of which has occurred more than 120 days prior thereto, which Principal Property has been or is to be sold or transferred by Unilever N.V. or Unilever PLC or such Restricted Subsidiary to that person in contemplation of such leasing unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions plus all debt secured by mortgages on Principal Properties (with the exception of debt which is excluded pursuant to clauses (i) through (xi) inclusive described under "Limitation on Liens" above) would not exceed 10% of Capital Employed. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under "Limitation on Liens" above, Attributable Debt with respect to any sale and leaseback transaction if:

  (i)
  the lease in such sale and leaseback transaction is for a term of not more than three years;

  (ii)
  Unilever N.V., Unilever PLC or the relevant Restricted Subsidiary, as the case may be, shall apply or cause to be applied an amount in cash equal to the greater of the net proceeds of such sale or transfer or the fair value (as determined by the Board of Directors of Unilever N.V. and Unilever PLC) of such Principal Property to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of debt of Unilever N.V., Unilever PLC or Restricted Subsidiaries (other than debt owed by any Subsidiary), which by its terms matures more than 12 months after the date of the creation of such debt, or shall apply such proceeds to investment in other Principal Properties within a period not exceeding 12 months prior or subsequent to any such arrangement;

  (iii)
  such sale and leaseback transaction is entered into between any guarantor and a Restricted Subsidiary or between Restricted Subsidiaries or between guarantors; or

  (iv)
  Unilever N.V., Unilever PLC or a Restricted Subsidiary would be entitled to incur a mortgage on such Principal Property pursuant to clauses (i) through (xi) inclusive described under "Limitation on Liens" above, securing debt without equally and ratably securing the guarantees.

Subordination of Debt Securities

        The prospectus supplement for any applicable series of guaranteed debt securities will provide that the guaranteed debt securities of such series will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below) of the issuer of such series (whether Unilever N.V. or Unilever Capital Corporation), and the obligations of each guarantor of such series evidenced by the guarantees will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the guarantor.

        In the event and during the continuation of any default in the payment of any Senior Debt of the issuer continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the issuer pursuant to the subordinated debt securities.

        In the event and during the continuation of any default in the payment of any Senior Debt of any guarantor continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the guarantor pursuant to its guarantee with respect thereto.

        Upon any payment or distribution of the assets of the issuer (Unilever N.V. or Unilever Capital Corporation, as applicable) or the assets of any guarantor to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings for the issuer or the guarantor, the holders of our Senior Debt or the Senior Debt of the guarantor, as the case may be, will be entitled to receive payment in full of all amounts due thereon before any payment is made by us or the guarantor, as the case may be, on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities.

        By reason of such subordination, in the event of the insolvency of the issuer (Unilever N.V. or Unilever Capital Corporation, as applicable) or any guarantor, holders of the subordinated debt securities may recover less, ratably, and holders of Senior Debt may recover more, ratably, than other of our creditors or creditors of any guarantor.

        The term "Senior Debt," when used with reference to us or any guarantor, will be defined in the Indenture to mean the principal of, premium, if any, and interest, if any, which is due and payable on:

  (a)
  all of our indebtedness or all indebtedness of the guarantor, as the case may be (other than the subordinated debt securities or the guarantees), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which

  (i)
  is for money borrowed,

  (ii)
  is evidenced by a note, debenture, bond or similar instrument, whether or not for money borrowed,

  (iii)
  constitutes obligations under any agreement to lease, or any lease of, any real or personal property which are required to be capitalized on the balance sheet of lessee in accordance with generally accepted United Kingdom and Dutch accounting principles applicable in the preparation of our most recent audited financial statements or the most recent audited financial statements of the guarantor or made as part of any sale and leaseback transaction to which we are a party or the guarantor is a party, or

  (iv)
  constitutes purchase money indebtedness;

  (b)
  any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which the issuer or the guarantor, as the case may be, are responsible or liable as guarantor or otherwise; and

  (c)
  amendments, renewals, extensions and refundings of any such indebtedness; unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is provided that such indebtedness is subordinate to all other of our indebtedness or the indebtedness of the guarantor, as the case may be, or that such indebtedness is not superior in right of payment to the subordinated debt securities or the guarantees; provided, however, that Senior Debt shall not be deemed to include any obligation of the issuer (Unilever N.V. or Unilever Capital Corporation, as applicable) or any guarantor to any Subsidiary or to Unilever N.V. or Unilever PLC.

        The Indenture does not limit the amount of Senior Debt which the issuer (Unilever N.V. or Unilever Capital Corporation, as applicable) may issue, or that may be issued by either issuer or any guarantor.

Conversion

        The prospectus supplement for each series of guaranteed debt securities will provide whether the securities are convertible and, if so, the conversion price and terms.

Glossary

        "Attributable Debt" means, as to any particular lease under which Unilever N.V., Unilever PLC or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted as provided in the Indenture.

        "Capital Employed" means the combined capital and reserves, outside interests in group companies, creditors due after more than one year and provisions for liabilities and charges, as shown on our combined consolidated balance sheet as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V. (as defined in the Indenture).

        "Principal Property" means any manufacturing or processing plant or warehouse located in the United States, Canada or the United Kingdom, owned or leased by Unilever N.V., Unilever PLC or any Restricted Subsidiary, other than (i) any such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the total business conducted by Unilever N.V. and Unilever PLC and their Subsidiaries and associated companies, or (ii) any portion of such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the use or operation of such property.

        "Restricted Subsidiary" means any Subsidiary (i) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States, Canada or the United Kingdom, and (ii) which owns or leases a Principal Property.

        "Subsidiary" means any corporation which qualifies to be included as a group company of either Unilever N.V. or Unilever PLC in the combined consolidated balance sheet of Unilever N.V. and Unilever PLC and their respective Subsidiaries as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V.

Modification of the Indenture

        Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever U.S. and the Trustee may modify and amend the Indenture, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding securities of all series under the Indenture which are affected by the modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding security of any series affected thereby, among other things:

  (a)
  change the stated maturity date of the principal of or any installment of interest on such security;

  (b)
  reduce the principal amount of, or the rate or rates of any interest on, any such security or any premium payable upon the redemption thereof or any sinking fund or analogous payment with respect thereto, or reduce the amount of the principal of a discounted debt security that would be due and payable upon a declaration of acceleration of the maturity thereof or upon the redemption thereof,

  (c)
  change the currency of payment of principal of or any premium or interest on any such security;

  (d)
  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

  (e)
  reduce the above-stated percentage of holders of securities necessary to modify or amend the Indenture;

  (f)
  modify the foregoing requirements or reduce the percentage of outstanding securities of any series necessary to waive any past default to less than a majority; or

  (g)
  change in any manner materially adverse to the interests of the holders of such securities the terms and conditions of the obligations of any guarantor regarding the due and punctual payment of the principal thereof, and premium, if any, and interest, if any, thereon or the sinking fund or analogous payments, if any, with respect to such securities.

        Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever U.S. and the trustee may also amend the Indenture in certain circumstances without the consent of the holders of the debt securities to evidence the succession of another corporation to Unilever Capital Corporation, Unilever N.V., Unilever PLC or Unilever U.S., as the case may be, or the replacement of the trustee with respect to the debt securities of one or more series and for certain other purposes.

Events of Default

        The following are defined as Events of Default with respect to securities of any series outstanding under the Indenture (unless otherwise stated in the related prospectus supplement):

  (a)
  failure to pay at maturity the principal of, or premium, if any, on any security of such series outstanding under the Indenture;

  (b)
  failure to pay any interest or any additional interest on any security of such series outstanding under the Indenture when due continued for 30 days;

  (c)
  failure to deposit any sinking fund or analogous payment with respect to such series when and as due or beyond any applicable period of grace;

  (d)
  failure to perform any other covenant of Unilever Capital Corporation, Unilever N.V., Unilever PLC or Unilever U.S. (other than a covenant expressly included in the Indenture solely for the benefit of a series other than such series), continued for 90 days after written notice; and

  (e)
  certain events in bankruptcy, insolvency or reorganization of Unilever Capital Corporation, Unilever N.V. or Unilever PLC.

        If an Event of Default shall occur and be continuing, the Trustee in its discretion may proceed to protect and enforce its rights and those of the holders of such series of securities. If an Event of Default shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding securities of such series (or of all affected series in the case of defaults under clauses (d) and (e) above (voting as one class)) may accelerate the maturity of all such outstanding securities of such series by written notice. The holders of not less than a majority in aggregate principal amount of outstanding securities of such series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) under the Indenture may waive any past default under the Indenture, except, among other things, a default in the payment of principal, premium, if any, or interest, if any. The holders of not less than a majority in aggregate principal amount of outstanding securities of any series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) may rescind a declaration of acceleration of securities of such series but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. Since each series of guaranteed debt securities will be independent of each other series, a default with respect to one series of guaranteed debt securities will not in itself necessarily result in the acceleration of the maturity of a different series of guaranteed debt securities.

        Unilever Capital Corporation, Unilever N.V., Unilever PLC and Unilever U.S. are required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture or a statement as to the nature of any default.

Consolidation, Merger and Sale of Assets

        Unilever Capital Corporation, Unilever N.V., Unilever PLC and Unilever U.S. may, without the consent of the holders of any of the securities outstanding under the Indenture, consolidate or amalgamate with, merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation if:

  (i)
  in the case of Unilever Capital Corporation or Unilever N.V., as the case may be, the successor corporation is organized under the laws of the United States or The Netherlands, respectively, and the successor corporation assumes the obligations of Unilever Capital Corporation or Unilever N.V., as the case may be, on the securities issued under the Indenture;

  (ii)
  in the case of Unilever N.V., Unilever PLC or Unilever U.S., the successor corporation assumes the obligations of Unilever N.V., Unilever PLC or Unilever U.S., as the case may be, on the guarantees and under the Indenture and, in the case of Unilever U.S., if such successor corporation is not organized under the laws of the United States, agrees to make payments under the guarantees free of any deduction or withholding for or on account of taxes, levies, imposts and charges of the country of incorporation (or any political subdivision or taxing authority therein), subject to certain exceptions;

  (iii)
  immediately after giving effect thereto, no Event of Default, and no event which, after giving of notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  (iv)
  certain other conditions are met.

        Unilever N.V., Unilever PLC or Unilever U.S. or any of their respective Subsidiaries may, subject to certain restrictions, assume the obligations of any of Unilever Capital Corporation or Unilever N.V. as obligor under the securities issued under the Indenture.

Defeasance and Discharge

        The Indenture provides that Unilever Capital Corporation, Unilever N.V., Unilever PLC and Unilever U.S., at the option of Unilever Capital Corporation, Unilever N.V., Unilever PLC or Unilever U.S., as the case may be:

  (a)
  will be discharged from any and all obligations in respect of any series of guaranteed debt securities and the guarantees relating to such series (except for certain obligations to register the transfer or exchange of guaranteed debt securities of such series, replace stolen, lost or mutilated guaranteed debt securities of such series and maintain paying agencies), or

  (b)
  need not comply with certain restrictive covenants of the Indenture (including those described under "Limitation on Liens" and "Limitations on Sales and Leasebacks" above),

if in each case, Unilever Capital Corporation or Unilever N.V., as the case may be, irrevocably deposits with the Trustee, in trust, (i) in the case of guaranteed debt securities of such series denominated in U.S. dollars, money and/or U.S. government obligations or (ii) in the case of guaranteed debt securities of such series denominated in a foreign currency (other than a basket currency, as defined in the Indenture), money and/or foreign government securities in the same foreign currency, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount in cash sufficient to pay all the principal of (including any mandatory sinking find or analogous payments), and any premium and interest on, the guaranteed debt securities of such series not later than one day before the dates such payments are due in accordance with the terms of the guaranteed debt securities of such series.

        In the case of a discharge pursuant to clause (a) above, Unilever Capital Corporation or Unilever N.V., as the case may be, is required to deliver to the Trustee either an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised or a ruling to such effect received from or published by the United States Internal Revenue Service.

        In the event we exercise our option pursuant to clause (b) above, Unilever Capital Corporation or Unilever N.V., as the case may be, will deliver to the Trustee an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised.

        If the Trustee or paying agent is unable to apply any money, U.S. government obligations and/or foreign government securities deposited in trust by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority located within the United States and having jurisdiction in the premises, enjoining, restraining or otherwise prohibiting such application (including any such order or judgment requiring the payment of money, U.S. government obligations and/or foreign government securities to Unilever Capital Corporation or Unilever N.V., as the case may be), the obligations of Unilever Capital Corporation, Unilever N.V., Unilever PLC and Unilever U.S. under the Indenture, the guaranteed debt securities of such series and the guarantees relating to such guaranteed debt securities will be revived and reinstated as though no such deposit had occurred, until such time as the Trustee or paying agent is permitted to apply all such money, U.S. government obligations and/or foreign government securities to payments of the principal of or any premium and interest on the guaranteed debt securities of such series. If any issuer or any guarantor makes any payment of principal of or any interest on any guaranteed debt securities of such series because of any such reinstatement of obligations, the issuer or the guarantor will be subrogated to the rights of the holders of the guaranteed debt securities of such series to receive such payment from the money, U.S. government obligations and/or foreign government securities held by the Trustee.

Governing Law

        New York law will govern the Indenture and the guaranteed debt securities.

Concerning the Trustee

        The Bank of New York Mellon is Trustee under the Indenture. Unilever N.V., Unilever PLC and Unilever U.S. and certain of their respective Subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of their respective businesses.

        Pursuant to the Trust Indenture Act, should a default occur with respect to either the guaranteed debt securities constituting Senior Debt of the issuer or any guarantor or subordinated guaranteed debt securities, The Bank of New York Mellon would be required to resign as Trustee with respect to the guaranteed debt securities constituting Senior Debt or the subordinated guaranteed debt securities under the Indenture within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

 PLAN OF DISTRIBUTION

        We may sell the guaranteed debt securities in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The prospectus supplement will include the following information:

  (a)
  the terms of the offering;

  (b)
  the names of any underwriters or agents;

  (c)
  the purchase price of the securities from us;

  (d)
  the net proceeds to us from the sale of the securities;

  (e)
  any delayed delivery arrangements;

  (f)
  any underwriting discounts and other items constituting underwriters' compensation;

  (g)
  any initial public offering price; and

  (h)
  any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the guaranteed debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the guaranteed debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of the guaranteed debt securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the guaranteed debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the guaranteed debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the guaranteed debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase guaranteed debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

        The validity of the guaranteed debt securities, the guarantees and the Ordinary Shares €0.16 deliverable upon conversion of the guaranteed debt securities in respect of which this Prospectus is being delivered will be passed upon for Unilever Capital Corporation, Unilever N.V., Unilever PLC and Unilever U.S. by their United States counsel, Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019. Cravath, Swaine & Moore LLP will rely on either the General Counsel and Chief Legal Officer or Group Secretary of Unilever N.V. and Unilever PLC with respect to all matters of English and Dutch law.

EXPERTS

        The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the 2007 20-F have been incorporated herein in reliance on the report of PricewaterhouseCoopers Accountants N.V., and PricewaterhouseCoopers LLP, independent registered public accounting firms, given on the authority of said firms as experts in accounting and auditing.

Unilever Capital Corporation

$                % Senior Notes due 2014

$                % Senior Notes due 2019

Payment of Principal, Premium, if any, and Interest
Guaranteed Jointly, Severally Fully and Unconditionally by

Unilever N.V.,
Unilever PLC and
Unilever United States, Inc.

PROSPECTUS SUPPLEMENT
                        , 2009

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